                              EMPLOYMENT AGREEMENT
                                    BETWEEN
                      U.S. TRANSPORTATION SYSTEMS, INC. &
                                RONALD P. SORCI


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of July 10, 1996, by and between U.S. Transportation Systems, Inc., a Nevada corporation, with offices at 33 West Main Street, Elmsford, New York 10523 (the "Company"), and Ronald P. Sorci, residing 88 Cedar Road, Wilton, Connecticut 06897 (the "Employee"), who both agree as follows:

1. Employment Agreement

Upon the terms and subject to the conditions contained in this Agreement, the Company hereby employs the Employee, and the Employee hereby accepts employment by the Company.

2. Term of Employment

The term of the Employee's employment by the Company under this Agreement shall be for five (5) years commencing on July 10, 1996 and ending July 9, 2001.

3. Services

The Employee shall be employed as the Treasurer and Controller of the Company, and he shall perform such other services as may reasonably be assigned to him from time to time by the Company. Employee shall devote his best efforts and his full business and professional time to the faithful fulfillment of his duties hereunder.

4. Compensation

The Employee shall receive an annual salary of $100,000.00 during the term of this Agreement, payable in accordance with the Company's general policies for payment of compensation to its salaried personnel. In addition, Employee shall receive a non-accountable expense allowance of $25,000.00 per annum (payable monthly), plus 12,500 registered shares, via stock grant, of the Company`s common stock on the 30th day of November and the 31st day of March throughout the term of this Agreement.

5. Fringe Benefits and Perquisites

The Employee shall be entitled to all fringe benefits and perquisites that may be provided generally for the Company's most senior executive officers pursuant to policies established from time to time by the Company's board of directors, including but not limited to a cellular phone, regular vacations, and participation in the Company family medical plan, pension plan, profit sharing plan and stock option plan. Specifically not included is the providing of an automobile which shall be at the sole responsibility and expense of the Employee.

6. Reimbursements

The Employee shall be reimbursed weekly for all direct substantiated out-of-pocket expenditures duly made by him on the Company's behalf in the performance of his services under this Agreement, subject to timely reporting requirements imposed from time to time by the Company's board of directors.

7. Indemnification

Prior to the date hereof, Employee has been engaged in the operation of a limousine business in the metropolitan area under the name of RPS Executive Limousines Ltd. ("RPS"). Employee has incurred various and sundry liabilities, contingent and otherwise, in connection with the operation of RPS and, as further consideration for his covenant not to compete, the company agrees to indemnify Employee from any liability, cost or expense (including attorney(s) fees) incurred in connection with the following matters:

     (a) Any Internal Revenue Service liability evolving from a federal ruling to the effect that certain RPS drivers are deemed to be employees as opposed to independent contractors.

     (b) Any similar ruling by the New York State Department of Unemployment to the effect that certain drivers are deemed to be employees.

     (c) Any ruling by the State of New York resulting in a Workers' Compensation premium deficiency.

     (d) Any attempt by either of Jean Paul Gimon or Ulf Runquist to seek collection from Employee of any RPS debt.

     (e) The lease, purchase and/or financing by RPS of the twelve (12) motor vehicles set forth on Schedule A which is hereby made a part hereof.

8. Covenant Not to Compete

Employee shall not engage in the operation or any limousine, van or bus company, or a company involved in the transportation of passengers or property by motor vehicle any place in the New York metropolitan area for a term equivalent to the period of his employment with the Company, plus a period of Two (2) years following his termination of employment by the Company, but in no event sooner than July 9, 2003 (Employee's Term). Employee shall not, during Employee's Term, directly or indirectly (on his own behalf or as an agent, employee, officer, director, partner, shareholder, or other owner), loan money or credit to, own any interest in, engage in, or otherwise participate in a business directly competitive with the Company's present operations and business throughout the continental United States. Employee acknowledges that his covenant not to compete is essential to this Agreement, that the Company would not have entered into this Agreement without this section being included in it, and that this section is reasonable and does not place any undue hardship on Employee, and that Employee has been amply and generously compensated for agreeing to the terms of this Covenant by a combination of cash, stock and indemnification incentives over and above his base salary. Employee acknowledges and agrees that the Company's remedy at law for any breach of his obligations under this section would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provisions of this section without the necessity of proof of actual damages. With respect to any such provisions finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform this Agreement and such provision so that it is enforceable to the maximum extent permitted by law, and the parties shall abide by such court's determination. If such unenforceable provision cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

9. Non-Compete Consideration

     For his covenant not to compete, which is an integral part of this Agreement, the Company is paying Employee, or his designee, the following:

     (a) $50,000.00 in cash, receipt of which is acknowledged, and a common stock allotment of 50,000 shares which the Company undertakes to register and deliver by August 31, 1996.

     (b) The equivalent of $500,000.00 in the form of shares of its common stock which the Company agrees to register by August 31, 1996. The value of said shares shall be based upon the average price for the five (5) trading days immediately preceding the delivery of the shares, subject to a discount of Twenty Percent (20%) -- Example: Assuming an average 5-day price of $1.00 less a discount of 20% = $0.80 divided into $500,000.00 = 625,000 shares. Employee agrees to deliver all of the shares described in this section "(b)" to a registered broker acceptable to the Company. Employee will advise said broker that single week sales are limited to a maximum of 1/13 of the total shares delivered on a non-cumulative basis. These sales should not be construed as an obligation of employee to sell any minimum number of shares. Employee will also instruct his broker to furnish simultaneous confirmation of each sales transaction to the

Company.

10. Termination of Employment

Both the Company and the Employee have the mutual option to terminate this Agreement at any time upon the following terms and conditions:

     (a) Termination by Employee: Employee shall not be entitled to any severance pay and, Employee's obligations under paragraph 8 of this Agreement remains in full force and effect.

     (b) Termination by Company: Other than for cause as hereinafter defined, Employee shall receive severance pay as follows: If termination occurs during Year 1 -- $50,000.00; Year 2 -- $40,000.00; Year 3 -- $30,000.00; Year 4 --
$20,000.00; Year 5 -- $10,000.00.

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company (but such termination shall not affect Employee's obligations under paragraph 8 of this Agreement) at any time on or after the occurrence of any of the following events, except as otherwise set forth in this Agreement:

          (i) Disability

     Employee is unable to perform his duties assigned to him under this Agreement for more than sixty (60) calendar days as a result of his becoming Disabled (defined hereinafter) during any one (1) year period. "Disabled" shall mean the inability of the Employee for medical reasons certified by a physician selected by the Company and reasonably satisfactory to the Employee, to substantially perform his duties hereunder. The Employee shall make himself available for examination by such physician upon reasonable request.

          (ii) Fraud

     Employee is found guilty by a court of competent jurisdiction of fraud or dishonesty in the performance of his duties under this Agreement.

          (iii) Crime

     Employee is convicted of a felony.

          (iv) Death

     Employee dies.

          (v) For Cause

     Employee fails, within a reasonable time after notice, to follow the good faith instructions communicated to Employee in writing, of the Company's board of directors or by the Company's president.

          (vi) Substance Abuse

     Employee is found intoxicated or under the influence of illegal drugs or other similar substance while performing his duties under this Agreement.

Notwithstanding anything in this Agreement and this paragraph, any termination of employment herein provided shall not be effective unless notice of such event is given to the Employee as hereinafter provided and the Employee fails to remedy the situation within thirty (30) days of such notice.

11. Employee's Capacity

The Employee represents and warrants to the Company that he has the capacity and right to enter into this Agreement and perform all his services hereunder without any restriction whatsoever by any other agreement, other document, or otherwise.

12. Company Authority

The Company hereby represents and warrants to the Employee that: (i) it has full power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which it is a party or otherwise bound; (iii) the execution and delivery of this Agreement is not in violation of the Company's Certificate of Incorporation or Bylaws and
(iv) this Agreement is its legal, valid and binding obligation, enforceable in accordance with its terms.

13. Severability

The intention of the parties to this Agreement is to comply fully with all laws governing employment agreements, and this Agreement shall be construed consistently with all such laws to the extent possible. If and to the extent that any court of competent jurisdiction is unable to so construe part or all of any provisions of this Agreement, and holds that part or all of that provision to be invalid, such invalidity shall not affect the balance of the provision or the remaining provisions of this Agreement which shall remain in full force and effect.

14. Complete Agreement

This document contains the entire agreement between the parties and supersedes any prior decisions, negotiations, representations, or agreements between them respecting employment of the Employee. No alterations, additions, or other changes to this Agreement shall be binding unless made in writing and signed by both parties to this Agreement.

15. Notices

Any notice or other communication required or desired to be given to any party under this Agreement shall be in writing and shall be deemed given when (a) delivered personally to that party; or (b) three (3) business days after being deposited in the United States mail by Certified Mail Return Receipt Requested, postage prepaid, at the address of such party set forth at the beginning of this Agreement, or any other address hereafter designated by that party.

16. Non-Waiver

No failure by either party to insist upon strict compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy upon default of the other party shall affect, or constitute a waiver of, the first party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default; nor shall any custom or practice of the parties at variance with any provision of this Agreement affect, or constitute a waiver of either party's right to demand strict compliance with all provisions of this Agreement.

17. Governing Law

This Agreement has been executed in the State of New York, and the Company has its executive offices in the State of New York. All questions concerning the validity or intention of this Agreement and all questions relating to performance hereunder shall be resolved under the laws of the State of New York and employee consents to jurisdiction in the Supreme Court of the State of New York.

18. Successors

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, legal representatives, successors, and assigns of each party to this Agreement, provided that this Agreement shall be personal to the Employee, and the Employee shall not assign any of his rights or obligations under this Agreement without the prior written consent of the Company.

19. Headings

The  headings  contained  herein  are for the sole  purpose  of  convenience  of
reference,   and  shall  not  in  any  way  limit  or  affect  the   meaning  or
interpretation of any of the terms or provisions of this Agreement.

20. Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.


COMPANY:

U.S. TRANSPORTATION SYSTEMS, INC.

By   /s/  Michael Margolies
     -------------------------
          Michael Margolies, CEO


                                        EMPLOYEE:

                                        /s/  Ronald P. Sorci
                                        ----------------------------
                                             Ronald P. Sorci

                          RPS EXECUTIVE LIMOUSINES LTD.
                          VEHICLE SCHEDULE (ALL LEASED)
                                  JULY 1, 1996

 RPS CAR #         YEAR            MAKE/MODEL                     SERIAL #
 ---------         ----            ----------                     --------
    11             1992          LINC. TOWN CAR              1LNLM81W1NY729566

    16             1994          LINC. TOWN CAR              1LNLM81W2RY772397

    17             1994          LINC. TOWN CAR              1LNLM81W5RY640797

    42             1992          LINC. TOWN CAR              1LNLM81WXNY739626

    54             1994          LINC. TOWN CAR              1LNLM81W2RY4764364

    70             1992          LINC. TOWN CAR              1LNLM81W2NY617696

    77             1992          LINC. TOWN CAR              1LNLM81W5NY607745

   126             1994          LINC. LIMOUSINE             1LNLM81WRY665518

   225             1995          MERC. GRAND MARQUIS         2MELM74W4SX661249

   340             1994          LINC. TOWN CAR              1LNLM81WXRY623042


   504             1991          LINC. TOWN CAR              1LNCM82W9MY757399

   817             1995          LINC. LIMOUSINE             1LNLM81WOSY652992
                                 (8 PSGR)

                                   SCHEDULE A